 EXHIBIT 10.1

Ranpak Holdings Corp.

7990 Auburn Road
Concord Township, OH 44077

August 9, 2019

J. Mark Borseth

17432 Deepview Drive

Chagrin Falls, Ohio 44023

Dear Mark:

This letter agreement (this “Agreement”) sets forth our mutual agreement concerning your separation from Ranpak Holdings Corp. and Ranpak Corp. (together, the “Company”).

1.       Termination. Your employment with the Company and its subsidiaries will terminate in all capacities effective as of August 9, 2019 (the “Effective Date”). In that regard, you hereby resign, effective as of the Effective Date, from your position as Chief Executive Officer of the Company and all of its subsidiaries, and all other officer positions, committee memberships, directorships and other positions that you hold with the Company and its subsidiaries. In addition, you agree that on and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company or its subsidiaries for any purpose.

2.       Severance Benefits. Subject to your execution of and compliance with your obligations under this Agreement and in consideration of the covenants incorporated herein and the waiver and release set forth below, and provided that you do not revoke this Agreement in accordance with Section 11(e), the Company will provide you with the following severance benefits and payments following the Effective Date:

(a)       The Company will continue to pay you your base salary (at the current annual rate of $450,000) for a period of eighteen (18) months commencing on the Effective Date, payable in accordance with the Company’s regular payroll practices; provided that, no payments shall be made until the first regular payroll period that is sixty (60) days or more after the Effective Date (the “First Payment Date”); provided, further, that any payments that would have been paid during the 60-day period following the Effective Date will instead be made on the First Payment Date;

(b)       The Company will pay you the Earned Bonus (as defined in the Severance and Non-Competition Agreement, dated as of May 26, 2015 and amended April 12, 2017, by and between you and the Company (the “Severance Agreement”)) for the 2019 fiscal year based on the Company’s actual performance, which will be payable on or prior to March 15, 2020;

(c)       Provided that you elect coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for yourself and your family under the Company’s group health plan in which you were participating as of immediately prior to the Effective Date, the Company shall make any COBRA continuation premium payments for you and your dependents for the six (6) month period following the Effective Date, or if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer;

(d)       Equity Awards. Subject to your continued compliance with this Agreement and the Severance Agreement, 5,000 of your Performance Restricted Stock Units (“PRSUs”) granted to you on June 3, 2019 will be deemed earned and will vest on January 1, 2020. The 5,000 shares underlying these PRSUs will be delivered to you as soon as reasonably practicable (and in no event more than 60 days) after January 1, 2020. You hereby acknowledge and agree that other than as set forth in this Section 2(d), all other PRSUs and other equity awards granted to you under the Ranpak Holdings Corp. 2019 Omnibus Incentive Plan will be forfeited for no consideration as of the Effective Date.

(e)       Vacation Payment: No later than the First Payment Date, you will receive a payment in the amount of $22,500 in respect of your accrued but unused vacation.

3.       No Other Compensation or Benefits. Except as otherwise specifically provided herein, or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company on or after the Effective Date.

4.       Covenants and Agreements. Subject to Section 7, your covenants and agreements set forth in the Severance Agreement will remain in full force and effect.

5.       Directors and Officers Insurance. You shall be accorded no less favorable indemnification and directors’ and officers’ insurance rights and benefits than those accorded to other former directors and officers of the Company in accordance with the Company’s certificate of incorporation, bylaws and director and officer insurance policy, as in effect from time to time.

6.       Return of Property. No later than the last day of your employment with the Company (or by such earlier date requested by the Company), you will deliver to the Company (or, if requested by the Company, destroy) all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your employment; provided that, you are permitted to retain your Company issued cell phone and laptop, subject to and following the Company’s removal of all confidential and proprietary information therefrom.

7.       Employee Protections. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits you from disclosing this Agreement or the Severance Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

8.       Release.

(a)       General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company and its direct or indirect shareholders, officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that you may have, or in the future may possess arising out of (x) your employment relationship with and service as a director, employee, officer or manager of the Company or any of its predecessors, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 8(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide director and officer indemnification to you as provided in the governing documents of the Company. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company arising out of your employment relationship, your service as a director, employee, officer or manager of the Company and the termination thereof. The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company. This Section 8(a) does not apply to any Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 8(b) of this Agreement.

(b)       Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company its direct or indirect shareholders, officers, employees, directors and agents from any and all Claims that you may have as of the date you sign this Agreement arising under ADEA. By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 8(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

(c)       Representation. Subject to Section 7 hereof, you hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any other member of the Company Group or any of their respective shareholders, officers, employees, directors, shareholders or agents.

9.       Non-Disparagement. Following the Effective Date, (i) you agree that you will not make, or cause or assist any other person or entity to make, any statement or other communication to any third party person or entity or to any general public media in any form which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its subsidiaries or any of their respective directors, officers, shareholders or employees, and (ii) the Company agrees that it will direct its directors and officers to not make, and to not cause or assist any other person or entity to make, any statement or other communication to any third party person or entity or to any general public media in any form which impugns or attacks, or is otherwise critical of, your reputation, business or character.

10.       Cessation of Payments. In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your employment, compensation or termination of employment under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained in or incorporated into this Agreement or the Severance Agreement, the Company will be entitled to immediately cease making any payments or providing any benefits due pursuant to Section 2 of this Agreement.

11.       Miscellaneous.

(a)       Entire Agreement. This Agreement and the Severance Agreement set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the matters covered hereby which you may have had with the Company. This Agreement may be amended only by a written document signed by the parties hereto.

(b)       Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio (determined without regard to the choice of law provisions thereof).

(c)       Withholding. All payments under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

(d)       Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 8. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

(e)       Revocation. This Agreement may be revoked by you within the seven-day period commencing on the date you sign this Agreement (the “Revocation Period”). In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

(f)       Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(g)       Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

(h)       Section 409A. If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code.

(i)       Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

(j)       Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

RANPAK HOLDINGS CORP.

By:	/s/ Omar Asali
Name: Omar Asali
Title: Executive Chairman

RANPAK CORP.

By:	/s/ Trent Meyerhoefer
Name: Trent Meyerhoefer
Title: Chief Financial Officer

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ J. Mark Borseth
J. Mark Borseth

Date:	August 9, 2019

[Signature Page to Separation Agreement – J. Mark Borseth]